Exhibit (i)(2)

November 20, 2015

TCW Alternative Funds

865 South Figueroa Street, Suite 1800

Los Angeles, California 90017

Re:	TCW Alternative Funds

Ladies and Gentlemen:

We have acted as special Delaware counsel for TCW Alternative Funds, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 20, 2014, as amended by the Certificate of Amendment to the Certificate of Trust of the Trust, as filed with the Secretary of State on February 26, 2015 (as amended, the “Certificate of Trust”);

(b)	The Declaration of Trust of the Trust, dated as of August 20, 2014, made by the trustee named therein;

(c)	The Amended and Restated Agreement and Declaration of Trust (the “Trust Instrument”) of the Trust, dated as of March 9, 2015, made by the trustees named therein;

(d)	Pre-Effective Amendment No. 5 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about the date hereof;

TCW Alternative Funds

November 20, 2015

(e)	The By-Laws of the Trust (the “By-Laws”), as in effect on the date hereof as approved by the Board of Trustees of the Trust (the “Board”);

(f)	Copies of certain resolutions (the “Resolutions”) adopted by the Board on June 8, 2015 with respect to the TCW/Gargoyle Dynamic 500 Fund, the TCW/Gargoyle Systematic Value Fund and TCW High Dividend Equities Long/Short Fund series of the Trust and the issuance of Class N and I shares of beneficial interest in such series of the Trust (each a “Share,” and collectively the “Shares”);

(g)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof; and

(h)	A Certificate of Good Standing for the Trust, dated November 20, 2015, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument and the By-Laws constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for its contents. We note that Shareholders may be required to make certain payments provided for in the Trust Instrument.

TCW Alternative Funds

November 20, 2015

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.	The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ RICHARDS, LAYTON & FINGER, P.A.

EAM/JWP